SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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[_] Definitive Additional Materials

Interpool, Inc.
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LETTERHEAD OF INTERPOOL, INC.]

March 29, 2001

Dear Stockholders:

It is our pleasure to invite you to our eighth annual meeting of stockholders. The meeting will be held on Tuesday, May 15, 2001 at 10:00 a.m. at the Union League Club, 38 East 37th Street, New York, New York 10016. Please note that business attire is required by the Union League Club.

On the following pages you will find the formal notice of the annual meeting and proxy materials. The vote of each stockholder is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the annual meeting and vote your shares in person. In addition to casting your ballot for the items to be voted upon, you will be afforded an opportunity to ask questions and express your views on Company operations.

We appreciate the continuing interest and support of our stockholders and look forward to seeing many of you at the annual meeting.

Sincerely,

——————————————	——————————————

Martin Tuchman	Raoul J. Witteveen
Chairman of	President
the Board	Chief Operating Officer
Chief Executive Officer

INTERPOOL, INC. 211 College Road East Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2001

Princeton, New Jersey
March 29, 2001

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERPOOL, INC. (the “Company”) will be held at The Union League Club, 38 East 37th Street, New York, New York 10016 on Tuesday, May 15, 2001, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	to elect three (3) directors to serve as Class II directors for a term of three years and until their successors shall have been elected and shall have qualified; and

(2)	to ratify the appointment of Arthur Andersen LLP as the Company’s independent accountants for the 2001 fiscal year; and

(3)	to act upon such other matters as may properly come before the meeting or any adjournments thereof.

     All holders of common stock of record at the close of business on March 23, 2001 will be entitled to notice of and to vote at the Annual Meeting.

     Whether or not you expect to attend the meeting, please date, sign and promptly return the enclosed proxy in the prepaid return envelope provided. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the Annual Meeting.

By Order of the Board of Directors

——————————————

Martin Tuchman
Chairman and Chief Executive Officer

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the “Company”) of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Tuesday, May 15, 2001 at 10:00 a.m., Eastern Daylight Time, and at any adjournments thereof.

     This Proxy Statement, Notice of Meeting, form of proxy and the Company’s Annual Report for 2000 are being mailed to each stockholder at such holder’s address of record on or about March 29, 2001.

GENERAL

     Only stockholders of record at the close of business on March 23, 2001 are entitled to notice and to vote the shares of common stock of the Company (the “common stock”) held by them on that date at the Annual Meeting or any adjournments thereof.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the three director nominees proposed by the Board of Directors, for ratification of the appointment of Arthur Andersen LLP as the Company’s independent accountants for the fiscal year ending December 31, 2001 and, with regard to all other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary or the Assistant Secretary of the Company. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on March 23, 2001 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of March 20, 2001, 27,421,452 shares of common stock were outstanding.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. It is expected that the solicitation will be primarily by mail. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, telephone or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

Name	Age	Positions and Offices
Martin Tuchman	60	Chairman of the Board of Directors and
		Chief Executive Officer

Raoul J. Witteveen	45	President, Chief Operating Officer, and Director

Mitchell I. Gordon	43	Chief Financial Officer, Executive Vice President and
		Director

Arthur L. Burns	56	General Counsel, Secretary and Director

Herbert Mertz	47	Chief Administrative Officer of Interpool, Inc., Chief
		Operating Officer of Trac Lease, Inc. and Interpool Limited

Peter D. Halstead	59	Director

Clifton H.W. Maloney	63	Director

Warren L. Serenbetz	77	Director

Joseph J. Whalen	69	Director

Ernst Baenziger	64	Senior Vice President and Director of Interpool Limited

William Geoghan	50	Senior Vice President

ITEM 1.   ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class II expires at the 2001 Annual Meeting. The Board of Directors proposes that the nominees described below be elected Class II directors for a term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that the nominees will not serve if elected, but if any or all of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 2004 Annual Meeting and until their successors are duly elected and qualified.

CLASS II – DIRECTORS STANDING FOR ELECTION

RAOUL J. WITTEVEEN

     Raoul J. Witteveen has been President, Chief Operating Officer and a director of the Company since March 1993, also having served as Chief Financial Officer from 1993 to 2000. Mr. Witteveen has been President, Chief Financial Officer and a director of Interpool Limited, a subsidiary of the Company, since 1988, also having served as Chief Financial Officer from 1988 to 2000. He is a co-founder of Trac Lease, Inc. (“Trac Lease”), a subsidiary of the Company and has been Chief Financial Officer, Vice President and a director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. Mr. Witteveen holds a bachelor’s degree in economics and business administration and a master’s degree in economics from the Erasmus University in Rotterdam, The Netherlands.

MITCHELL I. GORDON

     Mitchell I. Gordon, a director of the Company since 1998, has been Chief Financial Officer and Executive Vice President of the Company since October 2000. From February 1998 to October 2000, Mr. Gordon was President of Atlas Capital Partners, LLC, a consulting firm which provided investment banking consultation services to the Company. Prior to February 1998, he was Managing Director of Salomon Smith Barney and co-head of its Transportation Investment Banking Group from July 1993 to January 1998. From 1988-1993, Mr. Gordon was Senior Vice President of Furman Selz Inc., where he ran the firm’s Transportation and Automotive Investment Banking groups. From 1984-1988, he was a Vice President of Needham & Company Inc. From 1981-1984, he held various executive positions at American Broadcasting Companies, Inc. Mr. Gordon holds a bachelor of science degree in business administration from Washington University and a masters degree in business administration from Harvard Business School.

CLIFTON H. W. MALONEY

     Clifton H. W. Maloney has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. Prior thereto, he was a Vice President in investment banking at Goldman, Sachs & Co. from 1974-1981. Mr. Maloney is a director of Chromium Industries, Inc., Liberty-Pittsburgh Systems Inc., The Wall Street Fund and serves as a Trustee of the HSBC Funds Trust and the HSBC Mutual Funds Trust. Mr. Maloney holds a bachelor’s degree in Engineering from Princeton University and a master’s degree in business administration from Harvard Business School.

DIRECTORS CONTINUING IN OFFICE

CLASS III – Term Expires at the 2002 Annual Meeting

MARTIN TUCHMAN

     Martin Tuchman, Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1988, is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease for the period from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, a Council comprised of leading international executives organized to promote understanding and cooperation between business and government and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program founded by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. In 1997, Mr. Tuchman was appointed to serve on the Board of Directors of Almedica International, Inc., a clinical trial materials company which provides services to the pharmaceutical industry. Mr. Tuchman is a member of the Board of Trustees of The Parkinson’s Alliance and a director of the Parkinson’s Disease Foundation of Columbia Presbyterian Hospital. In 2000, Mr. Tuchman was elected to the Yardville National Bank’s Board of Directors and serves on the Executive Committee. Mr. Tuchman holds a bachelor’s degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master’s degree in business administration from Seton Hall University.

ARTHUR L. BURNS

     Arthur L. Burns has been General Counsel, Secretary and a director of the Company since January 1990 and Secretary of Interpool Limited since 1986. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the New York law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor’s degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

PETER D. HALSTEAD

     Peter D. Halstead has been a director of the Company since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of P.D. Halstead Associates LLC, a firm consulting in corporate administration and finance. Mr. Halstead serves as a Trustee for numerous associations including McCarter Theatre and Cancer Care of New Jersey. Mr. Halstead holds a bachelor’s degree from Colgate University and a master’s degree in business administration from Fairleigh Dickinson University.

CLASS I – Term Expires at the 2003 Annual Meeting

WARREN L. SERENBETZ

     Warren L. Serenbetz has been a director of the Company since February 1988 and served as Executive Consultant through January 1995. He has also been a director of Trac Lease since its founding in November 1986. After co-founding Interpool Limited in 1968, Mr. Serenbetz served as Interpool Limited’s President and Chief Executive Officer and as a director until 1975, after which he was director, Chairman of the Executive Committee and Chief Executive Officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently President of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor’s degree in engineering from Columbia University and a master’s degree in industrial engineering from Columbia University.

JOSEPH J. WHALEN

     Joseph J. Whalen, a director of the Company since April 1996, originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen’s New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants where he previously served on the Cooperation with Credit Grantors Committee and the Technical Standards Section of the Professional Conduct Committee. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and New York and holds a bachelor’s degree from St. Peter’s College.

NON-DIRECTOR EXECUTIVE OFFICERS

HERBERT MERTZ

     Herbert Mertz has been Director of Information Systems of the Company since December 1988. In September, 2000, he was appointed Chief Administrative Officer of the Company, and Chief Operating Officer of Interpool Limited and Trac Lease, Inc. Prior to joining the Company, Mr. Mertz was an independent consultant in the computer industry. From 1980-1983 Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor of science degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

WILLIAM A. GEOGHAN

     William Geoghan has served as Senior Vice President of the Company and of Interpool Limited and Trac Lease, Inc. since 1998. Previously, Mr. Geoghan served as Controller of the Company from 1992 and Vice President and Controller of Interpool Limited from 1989. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor’s degree in commerce from Rider University.

ERNST BAENZIGER

     Ernst Baenziger has been an employee of Interpool since 1977, serving as Senior Vice President and a director of Interpool Limited since 1991. Mr. Baenziger is responsible for Europe, Far East, Australia and New Zealand operations. He is also Managing Director of Interpool Limited’s Basel, Switzerland branch, handling sales and operations, and Managing Director of CTC Equipment A.G. Mr. Baenziger holds a bachelor’s degree in economics and business administration from Handelshochschule, St. Gallen.

Committees of the Board

     The Board has standing Audit, Compensation and Stock Option Committees. Special Committees are appointed from time to time by the Board.

     Compensation Committee. The 2000 Compensation Committee was composed of Peter D. Halstead, Warren L. Serenbetz, Martin Tuchman and Joseph J. Whalen. The Committee’s functions are to review the Company’s general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts. The Compensation Committee met once in fiscal 2000.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2000, Mr. Tuchman participated in deliberations of the Compensation Committee and the Company’s Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding compensation of the Company’s Chief Executive Officer.

     Audit Committee. The 2000 Audit Committee was comprised of independent directors, Peter D. Halstead, Joseph J. Whalen and Clifton H.W. Maloney. The Audit Committee’s functions are to review management’s maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. In addition, the Audit Committee reviews the scope of the services of the Company’s independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to stockholder approval. The Audit Committee met four times in 2000. In compliance with the Securities and Exchange Commission’s approval of the New York Stock Exchange’s amended audit committee requirements, the Company’s audit committee consists of three independent directors acting under a formal audit committee charter.

     Stock Option Committee. The 2000 Stock Option Committee was composed of Messrs. Tuchman and Halstead. The Company’s 1993 Stock Option Plan for Executive Officers and Directors (the “Stock Option Plan”) was adopted by the Company’s Board of Directors and approved by the stockholders in March 1993 and amended in May 1996. A total of six million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they are employees.

     To date, options to purchase 4,508,501 shares under the 1993 Stock Option Plan for Executive Officers and Directors have been granted, 22,500 of which have expired due to failure to exercise and 36,000 of which have been exercised. Options to purchase 90,000 shares have been granted under the Non Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, 30,000 of which have expired due to failure to exercise and 15,000 of which have been exercised. No other options under either the 1993 Stock Option Plan for Executive Officers and Directors or the Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors have been exercised to date.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers who earned over $100,000 in 2000 for services rendered in all capacities during the years ended December 31, 2000, 1999 and 1998.

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary		Bonus	Other Compensation		# of Stock Options
Martin Tuchman	2000	775,664		1,221,100	28,990	(1)	0
Chairman of the Board of Directors	1999	738,727		1,095,100	27,091	(1)	0
Chief Executive Officer and Director	1998	703,550		1,104,170	33,877	(1)	2,280,000	(6)

Raoul J. Witteveen	2000	546,658		1,002,650	50,381	(1)	0
President, Chief Operating Officer	1999	520,627		1,095,100	7,717	(1)	0
and Director	1998	495,835		1,002,660	25,191	(1)	1,140,000	(6)

Ernst Baenziger	2000	190,074		0	1,306,278	(2)	0
Sr. Vice President, Interpool	1999	198,033		15,000	1,294,820	(2)	0
Limited	1998	198,652		0	780,000	(2)	0

Mitchell I. Gordon	2000	39,692	(3)	0	750,000	(4)(5)	50,000
Executive Vice President,	1999	0		0	807,500	(4)	0
Chief Financial Officer	1998	0		0	60,000	(4)	0

Herbert Mertz	2000	74,042	(3)	115,000	243,135	(4)	50,000
Chief Administrative Officer,	1999	0		0	279,307	(4)	0
Chief Operating Officer, Trac	1998	0		0	271,219	(4)	0
Lease, Inc. & Interpool Limited

(1)	Amounts listed include payments made to or on behalf of the executive for certain Company provided automobile and related expenses and medical expense reimbursement as provided for in the executive’s Employment Agreement.

(2)	Amounts listed as Other Compensation include sales commissions.

(3)	Mr. Gordon and Mr. Mertz became employees in October 2000.

(4)	Amounts listed as Other Compensation include consulting fees paid prior to the individual becoming an executive officer of the Company.

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(5)	This amount includes the first of three payments of $550,000 to be paid over three years for a bonus earned in connection with the acquisition of the Transamerica Leasing, Inc. North American Intermodal Division.

(6)	These options represent options originally granted prior to fiscal year 1998 but which were repriced during 1998.

Stock Option Grants During 2000

     In February 2000, options to purchase 15,000 shares of common stock were issued to Clifton H. W. Maloney upon his appointment to Interpool, Inc.’s Board of Directors under the Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors.

     On October 10, 2000, 100,000 options to purchase common stock were granted pursuant to the 1993 Stock Option Plan For Executive Officers and Directors of Interpool, Inc., as follows: Mitchell I. Gordon, 50,000 and Herbert Mertz, 50,000.

The following table sets forth information regarding the grant of stock options to certain individuals under the 1993 Stock Option Plan For Executive Officers and Directors of Interpool, Inc. and the Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors in fiscal 2000. The table also contains hypothetical potential realizable value during the option term, assuming a 5% and 10% annual rate of appreciation for all stockholders.

OPTION GRANTS DURING FISCAL 2000
AND
ASSUMED POTENTIAL REALIZABLE VALUES

	Number Options	% of Total Options Granted to Employees in Fiscal	Exercise	Expiration	Potential Realized Value at Assumed Annual Rates of Stock Appreciation for Option Term(1)(2)
Name	Granted	2000	Price	Date	5%	10%
Clifton H. W. Maloney	15,000	13%	$6.375	02/28/10	$60,138	$152,402
Mitchell I. Gordon	50,000	43.5%	$11.938	10/10/10	$375,387	$951,305
Herbert Mertz	50,000	43.5%	$11.938	10/10/10	$375,387	$951,305
All Stockholders	27,421,452		$6.375	02/28/10	$109,938,174	$278,604,919
	27,421,452		$11.938	10/10/10	$205,873,243	$521,723,219

(1)	Amounts for the named individuals shown under the “Potential Realizable Value”columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

(2)	The amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the Company’s stock prices.

Directors’ Compensation; Attendance

     Each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $10,000 for serving on the Board plus $1,000 and reimbursement of expenses for each Board of Directors’ or committee meeting attended.

     The Board of Directors met three times during fiscal year 2000. All other actions were approved by unanimous written consent in lieu of formal meeting. Each current director attended at least 75% of all meetings of the Board of Directors and committees to which he was assigned that were held during 2000.

Directors’ Stock Options

     The Company’s Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the “Directors’ Plan”) was adopted by the Board of Directors and approved by the stockholders in March 1993. The Directors’ Plan provides for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The Directors’ Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company’s common stock on the date the person becomes a director. The options granted pursuant to the Directors’ Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options’ grant date, one-third of the shares on the second anniversary of the options’ grant date and one-third of the shares on the third anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors’ Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. The Directors’ Plan is administered by the Stock Option Committee of the Board of Directors. Pursuant to the Directors’ Plan, an option to purchase 15,000 shares of common stock was granted to Peter D. Halstead in June 1994, to Joseph J. Whalen in April, 1996 and to Clifton H.W. Maloney in February, 2000. In addition, directors of the Company may be granted options under the 1993 Stock Option Plan for Executive Officers and Directors as adopted by the Board of Directors and approved by the Stockholders in March 1993. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vest six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

Employment Contracts

     The Company has entered into employment agreements with Raoul J. Witteveen and Martin Tuchman, each dated as of January 1, 1992, as amended and restated in February 1993 (the “Employment Agreement”). Each of the Employment Agreements currently expires on December 31, 2007, except that on each January 1, the expiration date of each employment agreement is automatically extended for an additional year unless the Company or the employee party to such employment agreement has given written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

     As compensation for the services to be rendered under their employment agreements, Mr. Tuchman is currently paid an annual base salary of $814,448 and Mr. Witteveen is currently paid an annual base salary of $573,991. The base salary under each employment agreement increases by a minimum of 5% each year. In addition, each of Messrs. Tuchman and Witteveen is entitled to receive an annual bonus equal to 2%, in the case of Mr. Tuchman, or 1%, in the case of Mr. Witteveen, of the amount of any increase in the Company’s net income during the year from its net income in the preceding year. Mr. Tuchman and Mr. Witteveen may be entitled to receive discretionary additional bonuses as determined by the Company’s Compensation Committee. Each employment agreement (i) includes a non-competition provision; (ii) provides that, in the event of the employee’s death, the employee’s base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (iii) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to Company medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman and Mr. Witteveen may be entitled to receive incentive bonuses as determined by the Company’s Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee continues to play a significant role in furthering corporate goals and objectives and reviewing progress and performance. The Compensation Committee’s objectives in establishing total compensation packages for the Company’s executives are to attract and retain experienced and highly competent executives and to provide incentive and recognition of each individual’s contributions toward achieving corporate objectives, specifically including increasing stockholder value. The elements of total executive compensation reflect the objectives of the Compensation Committee. The base salaries of the Chairman/Chief Executive Officer and the President/Chief Operating Officer are supplemented by bonuses awarded on the basis of quantifiable measures of performance. Base salaries and discretionary bonuses are paid to the Company’s other executives based on an evaluation of each individual’s contribution to furthering corporate strategies and project participation. The Committee believes that the “hands on”involvement of the Chairman/Chief Executive Officer and the President/Chief Operating Officer and other executive officers in all phases of the Company’s operations contributes significantly to realizing Company objectives.

     The base salaries of Messrs. Tuchman and Witteveen are established under employment agreements. In accordance with the terms of the Employment Agreements, base salary reflects a 5% increase above the annual base salary for the preceding year and bonuses, in the amounts of $436,900 in the case of Mr. Tuchman and $218,450 in the case of Mr. Witteveen which represent 2% and 1% respectively of the 2000 increase in the Company’s net income, were paid (see “Employment Contracts”).

     MK Partners, an independent consulting firm retained in 1999, reviewed the Company’s executive compensation practices and provided industry comparable data which included both finance/leasing companies, transportation firms and the Company’s direct competitors. Based upon MK Partners’ findings and recommendations, the Compensation Committee adopted a formal plan effective January 1, 2000 with three measures of incentive bonus performance: 1) increase in stock price; 2) increase in net income; and 3) maintaining an investment grade rating by either Moody’s or Standard and Poor’s. Based upon the plan as adopted, both Mr. Tuchman and Mr. Witteveen received an additional discretionary bonus in the amount of $784,200 calculated as follows:

Increase in Net Income: To the extent that the Company’s net income exceeds that of the highest previous year, a bonus equal to 10% of the increase is to be paid to each of the Chairman/Chief Executive Officer and the President/Chief Operating Officer. Net income increased from $37,614,000 in 1998 to $44,456,000 in 2000 resulting in bonus amounts of $684,200 to each of Mr. Tuchman and Mr. Witteveen.

Investment Grade Rating: Standard and Poor’s corporate credit rating of the Company remained investment grade in 2000 resulting in an additional $100,000 bonus payment to Messrs. Tuchman and Witteveen.

Increased Stock Price: Because the 2000 average stock price did not exceed the “high water mark”of $14.53 set in 1999, no bonus was paid in respect of this performance measure.

Under the formal plan, in order for a bonus to be paid in the year 2001, the average stock price must exceed $14.53. A bonus of 1.5% of any excess will be distributed to each of Martin Tuchman and Raoul J. Witteveen, and a new “high water mark” will be established. If net income exceeds $44,456,000, Martin Tuchman and Raoul J. Witteveen will each receive a bonus equal to 10% of the increase. Finally, an additional cash bonus of $100,000 will be paid to each of Martin Tuchman and Raoul J. Witteveen if an Investment Grade rating of Interpool is maintained by either major rating agency, Moody or Standard & Poors. On an ongoing basis, once a bonus is paid based upon a stock price or net income, such payments establish new stock price levels and income levels that must be exceeded in future years in order for a bonus to be paid. In the event of a stock split the average stock price for bonus purposes will be adjusted.

Stock Options

     Stock Options awarded by the Stock Option Committee are considered by the Compensation Committee in evaluating total compensation and assuring that executive rewards are linked with long term stockholder value.

Tax Deductibility of Compensation

     As part of the Omnibus Budget Reconciliation Act of 1993 (the “Act”), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued regulations setting forth exclusions from the Act’s general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. The Compensation Committee has decided that at this time no measures will be undertaken to alter the compensation plans, but will continue to review the issue and evaluate whether compensation plans should be altered in the future to satisfy the deductibility requirements.

Respectfully submitted,

Peter D. Halstead
Warren L. Serenbetz
Martin Tuchman
Joseph J. Whalen

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s functions are to review the Company’s systems of internal control, financial reporting and compliance with GAAP. While management has the primary responsibility for the system of internal controls and the financial reporting process and the independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards, the Audit Committee has the responsibility to monitor and oversee these processes. In compliance with Securities and Exchange Commission’s approval of the New York Stock Exchange’s amended audit committee requirements in December 1999, the Company’s audit committee consists of three independent members acting under a formally adopted charter. In accordance with the existing charter requirements, the Audit Committee reviewed and ratified the charter in effect during 2000.

In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company’s independent accountants, Arthur Andersen LLP. Arthur Andersen LLP has discussed with the Committee and provided written disclosures to the Committee on (1) that firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards. The Committee reviewed with the Company’s executive management and the independent accountants the overall scope and specific plans for their respective audits, the results of their examinations, their evaluation of the company’s internal controls, and the overall quality of the Company’s accounting and financial reporting, noting no deficiencies based on all information provided. The Committee reviewed and discussed the Company’s audited financial statements with management and the independent accountants. Following these actions, the Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

The Audit Committee

Peter D. Halstead
Clifton H.W. Maloney
Joseph J. Whalen

Relationship with Independent Accountants

Arthur Andersen LLP has been the independent accounting firm that audits the financial statements of the Company and most of its subsidiaries since 1988. In accordance with standing policy, Arthur Andersen LLP periodically changes the personnel who work on the audit. In addition to performing the audit of the company’s consolidated financial statements, Arthur Andersen LLP provided various other services during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:

Audit and review of the company’s 2000 financial statements:	$285,000
All other services:	$741,000

Arthur Andersen LLP did not provide any services related to financial information systems design and implementation during 2000. -12-

“All other services”includes (i) tax planning and related services for the company, (ii) acquisitions due diligence reviews and integration services, and (iii) evaluating the effects of various accounting issues and changes in professional standards. The Audit Committee reviews summaries of the services provided by Arthur Andersen LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Arthur Andersen LLP. On recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP to audit the 2001 financial statements, subject to ratification by the stockholders at the 2000 Annual Meeting. A representative of Arthur Andersen LLP will be at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of March 20, 2001 by certain beneficial owners, each of the Company’s directors, certain executive officers and all executive officers and directors as a group.

Number of Name of Beneficial	Number of Shares (1)	Options Exercisable Within 60 Days	Percentage Of Class (1)
Officers and Directors:
Martin Tuchman (2)(3)	9,717,134	2,280,000	32.72%
Raoul J. Witteveen (2)(4)	4,825,585	1,140,000	16.90%
Arthur L. Burns (7)	300,519	96,563	*
Mitchell I. Gordon	15,000	0	*
Peter D. Halstead	67,500	60,000	*
Clifton H. W. Maloney	5,000	5,000	*
Warren L. Serenbetz (2)(5)(6)	1,740,409	668,438	6.20%
Joseph J. Whalen	37,500	37,500	*
Ernst Baenziger	25,000	0	*
William A. Geoghan	9,300	7,500	*
Herbert Mertz	9,250	7,500	*
Executive officers and directors as a
group (eleven persons)	16,752,197	4,302,501	52.51%
Other Stockholders:
Hickory Enterprises, L.P. (8)	5,088,911	0	18.56%
165 Signal Hill North
Wilton, Connecticut 06897-1933
Warren L. Serenbetz Jr. (9)(10)	283,646	0	1.03%
c/o American National Can Co.
101 Merritt 7, 3rd Floor
Norwalk, CT 06856
Paul H. Serenbetz (9)(10)	283,646	0	1.03%
c/o The Morgan School
Route 81
Clinton, CT 06413
Stuart W. Serenbetz (9)(10)	283,646	0	1.03%
c/o Turner Development Corp.
375 Hudson Street, 6th Floor
New York, NY 10014
Clay R. Serenbetz (9)(10)	283,646	0	1.03%
c/o Radcliff Group, Inc.
695 West Street
Harrison, NY 10528
The Chartres Limited Partnership (11)	90,000	0	*
c/o Interpool, Inc.
633 Third Avenue
New York, NY 10017
The Chartres Institute (11)	5,000	0	*
c/o Interpool, Inc.
633 Third Avenue
New York, NY 10017
*Less than 1%

(1)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total outstanding number of the shares of the Company’s common stock would be 31,723,953. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Clifton H. W. Maloney; 10,000 shares, Herbert Mertz; 50,000 shares and Mitchell I. Gordon; 50,000 shares.

(2)	The business address of Mr. Tuchman and Mr. Witteveen is 211 College Road East, Princeton, New Jersey 08540 and the business address for Mr. Serenbetz is 695 West Street, Harrison, New York 10528.

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(3)	Includes 4,749 shares of which Mr. Tuchman’s mother is the record owner; 3,037 shares held by Mr. Tuchman’s wife; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 95,919 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman’s brother is the beneficiary; 10,948 shares representing Mr. Tuchman’s 99% interest in shares held by Martom Associates and 180,663 shares representing Mr. Tuchman’s 28.57% interest in shares held by The Ivy Group, a New Jersey partnership.

(4)	Includes 1,500 shares of which Mr. Witteveen’s wife is the record owner and 90,335 shares representing Mr. Witteveen’s 14.29% interest in shares held by The Ivy Group, a New Jersey partnership.

(5)	Includes 180,663 shares representing Radcliff Group, Inc.’s 28.57% interest in shares held by The Ivy Group, a New Jersey partnership and 15,000 shares held by the Serenbetz Family Foundation.

(6)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of the Company’s common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(7)	Includes 111 shares representing Mr. Burns’ 1% interest in shares held by Martom Associates.

(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership (“Hickory”) was formed. Warren L. Serenbetz contributed shares of the Company’s common stock in exchange for a limited partnership interest in Hickory. One half of that interest was assigned to the Warren L. Serenbetz Retained Annuity Trust, Warren L. Serenbetz, Jr., Trustee. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of the Company’s common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory. Director, Warren L. Serenbetz, as solely a limited partner, does not have any voting rights or rights to participate in the management or operations of Hickory.

(9)	Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz’s sons are minors.

(10)	Does not include Mr. Serenbetz’s interest in shares held by Hickory described in footnote (8) above.

(11)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership (“Chartres”), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Burns, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

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Stockholders’ Agreement

Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz, Chartres Limited Partnership and Chartres Institute, who collectively own directly or indirectly approximately 68% of the Company’s common stock, are parties to an Amended and Restated Stockholders’ Agreement dated May 3, 1994 pursuant to which they have agreed not to sell or transfer any shares of Common Stock beneficially owned by them to any person other than the Company or the other parties to the Stockholders’ Agreement without the consent of the other parties to the Stockholders’ Agreement, unless (i) such shares are first offered to the Company for purchase at a per share price equal to the price offered by any third party making a bona fide offer to buy such shares for cash, cash equivalents or marketable securities (or if no such bona fide offer has been received, at a price equal to the average closing price of a share of Common Stock on the New York Stock Exchange over a period of twenty prior trading days), and the Company does not elect to purchase such shares, and (ii) such shares are then offered to the other parties to the Stockholders’ Agreement for purchase by them at the same per share price described in clause (i) and the other stockholders do not elect to purchase such shares. Notwithstanding the foregoing, the parties to the Stockholders’ Agreement may transfer shares of Common Stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agrees to be bound by the terms of the Stockholders’ Agreement. The Stockholders’ Agreement further provides that if the Company (which is not a party to the Stockholders’ Agreement) elects to purchase any shares offered to it by a party to the Stockholders’ Agreement and the shares offered represent greater than 10% of the shares of the Company held by the offeror, the Company shall have the right to pay the purchase price of such shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders’ Agreement, each of the parties thereto has agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as directors of the Company. The Stockholders’ Agreement continues in effect until 2003. Shared voting power with the other parties to the Stockholders’ Agreement is acknowledged but the existence of a group or beneficial ownership of shares owned by other parties to the Stockholders’ Agreement is disclaimed.

Beneficial Ownership Reports

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file certain reports of ownership and reports of changes of ownership of the Company’s equity securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during 2000, all filing requirements applicable to its officers and directors were complied with except that Messrs. Tuchman, Witteveen, Gordon and Mertz failed to file a timely monthly report covering one transaction each. Subsequently Messrs. Tuchman and Witteveen filed the necessary reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company’s senior executive officers have interests in other entities that have entered into financing, leasing and other transactions with the Company (including its subsidiaries). The Ivy Group, a New Jersey general partnership composed of Mr. Tuchman, Radcliff Group, Mr. Witteveen, Thomas P. Birnie and Graham K. Owen, owns chassis which it has leased to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group for an aggregate annual lease payment of approximately $2.9 million. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group will be paid a per diem rental rate equal to the Trac Lease fleet average per diem. This lease will renew automatically on an annual basis under the same terms and conditions except that the rental rate will be adjusted to equal the then current Trac Lease fleet average per diem. The lease may be cancelled by either party prior to the renewal period or upon mutual consent of the parties. Radcliff Group and Martin Tuchman share equally in the net income of The Ivy Group derived from 1,184 chassis owned either directly or indirectly by Radcliff Group and Mr. Tuchman (the “Contributed Chassis”). In addition, each of Radcliff Group and Mr. Tuchman receives 28.5% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. Mr. Witteveen receives 14.3% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. In 2000, 31.17% of the aggregate income of The Ivy Group was derived from the Contributed Chassis and 68.83% was derived from other activities. The terms of all agreements between The Ivy Group and Trac Lease, including rental rates, are fixed and, in the opinion of the Company’s management, are comparable to terms that the Company would have obtained in arms’ length transactions with unrelated third parties. The Ivy Group has entered into an agreement with the Company pursuant to which it has agreed not to engage in any business activities, except extensions or renewals of existing lease agreements that are competitive with the business activities of the Company or it’s subsidiaries without the prior written consent of the Company. The Company has been advised by the principals of The Ivy Group that the personal tax consequences to such principals would make it inadvisable to terminate the transactions entered into with the Company, however, the Company has advised The Ivy Group that it desires to obtain control of the 6,047 chassis, and the Company and The Ivy Group are currently discussing a possible restructuring to accomplish the Company’s objective.

     Trac Lease also leased 983 chassis under a lease with buyout provisions expiring in 2000. In 2000 Trac Lease paid The Ivy Group lease payments of $252,000. In addition, Trac Lease exercised its buyout right during 2000 and purchased the chassis for $2,212,000.

     During 1992 through 1996, The Ivy Group borrowed $13.433 million from the Company. The aggregate loan balance of $13.433 million at December 31, 2000 bears interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2001. In connection therewith, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which the Company was granted a security interest in 4,364 chassis owned by The Ivy Group and was granted an assignment of all rights to receive rental payments and proceeds related to the lease of such chassis (the “Ivy Collateral”).

     Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of $91,250. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms the lease agreement, in the opinion of the Company’s management, are comparable to terms that Trac Lease would have obtained in an arms’ length transaction with an unrelated third party.

     The Company entered into a Consultation Services Agreement with Radcliff Group, Inc. (“Radcliff”) dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff appointed Warren L. Serenbetz, a stockholder and director of the Company, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, Radcliff is entitled to receive its full annual consultation services fee in the amount of $491,990 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the Executive Consultant pursuant to Company medical and dental insurance plans.

     In February 1998 the Company entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, LLC (“Atlas”) pursuant to which Mitchell I. Gordon, a director of the Company since 1998 and Chief Financial Officer and Executive Vice President since October 2000, provides investment banking consultation services to the Company. Under the terms of the Consulting Agreement, Atlas was to have been paid $240,000 (plus reimbursement of reasonable expenses), a bonus of $560,000 and a twenty percent carried interest in investments made with funds provided by the Company. In addition, Atlas was contractually entitled to an annual bonus in such amount as is usual and customary in the investment banking business for investment opportunities actually completed by the Company subject to set-off of the $560,000 bonus. In 2000, a bonus in the amount of $1,650,000, to be paid over three years, was earned by Atlas in connection with the acquisition of the North American Intermodal Division of Transamerica Leasing, Inc. As of October 2000, Mitchell Gordon was named the Company’s Chief Financial Officer and Executive Vice-President and the Consulting Agreement was terminated. See “Executive Compensation”.

     The Company leases approximately 28,500 square feet of commercial space for its executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman holds a direct or indirect equity interest of 42.76% and Radcliff Group holds a direct or indirect equity interest of 42.17% in 211 College Road Associates. The annual base rental for this property is approximately $557,000 under a triple net lease expiring in 2006. In the opinion of the Company’s management, rent being paid under this lease does not exceed rent that the Company would have paid in an arms’ length transaction with an unrelated third party.

STOCK PERFORMANCE GRAPH

     The graph below compares cumulative stockholder returns for the Company for the preceding fiscal year with the Standard & Poor’s 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement periods and that all dividends were reinvested.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as the Company’s independent accountants for the fiscal year ending December 31, 2001 (“Fiscal 2001”). Arthur Andersen LLP has served as the Company’s independent accountants since 1988. Services provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the fiscal year ended December 31, 2000 included the audit of the Company’s consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     Ratification of the appointment of Arthur Andersen LLP as the Company’s independent accountants for Fiscal 2001 will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Arthur Andersen LLP as the Company’s independent accountants for Fiscal 2001.

OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR THE YEAR 2002 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Company’s Year 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company by February 1, 2002, for inclusion in the Company’s proxy, notice of meeting and proxy statement relating to the Year 2002 Annual Meeting.

FINANCIAL REPORTS

     Stockholders who wish to receive the Company’s Quarterly Reports on Form 10-Q and to be included on the Company’s mailing list may call the Company at (609) 452-8900 (between 9 a.m. and 5 p.m. Eastern Time) or write to the Company at 211 College Road East, Princeton, New Jersey 08540 Attention: Investor Relations.

OTHER INFORMATION

     Stockholders are invited to visit the Company’s internet website at www.interpool.com for real-time information throughout the year, links to Edgar filings and a discussion board for ongoing conversations about the Company.

By Order of the Board of Directors	—————————————— Martin Tuchman Chairman/Chief Executive Officer

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